EXHIBIT 5.1

                      L. STEPHEN ALBRIGHT, ESQ. LETTERHEAD

October 28, 2005


Advance Nanotech, Inc.
600 Lexington Avenue, 29th Floor
New York, New York 10022

Re:      Advance Nanotech, Inc. (the "Company")
         Registration of 26,305,374 Shares of the Company's Common Stock on Form SB-2
         Form SB-2 ("First Amendment")
         Original Filing Date: June 2, 2005
         SEC File No.: 333-125428

Gentlemen:

I have examined the Registration Statement on Form SB-2, First Amendment, to be filed by you with the Securities and Exchange Commission ("SEC") on or about October 27, 2005 (the "First Amendment"), in connection with the registration under the Securities Act of 1933, as amended, of 26,305,374 shares of your common stock, par value $.001 per share (the "Shares"). I understand that the Shares are to be sold by the Selling Shareholders (as described in the Registration Statement) to the public from time to time as described in the Registration Statement.

I have examined originals or copies of those corporate and other records and documents I considered appropriate. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies. Where applicable or necessary, I have relied upon the certificates of government agencies.

On the basis of such examination, my reliance upon the assumptions in this opinion and my consideration of those questions of laws I considered relevant, and subject to the limitations and qualifications of this opinion, I am of the opinion that the Shares issued to the Selling Shareholders, were validly issued, fully paid and non-assessable; that the Shares to be issued to the Selling Shareholders upon their proper exercise of warrants (including payment in full therefor), then such Shares will be validly issued, fully paid and non-assessable; and, that all of the Shares, if sold by such Selling Shareholders in the manner described in the Registration Statement, will be validly issued, fully paid and non- assessable.

The laws covered by this opinion is limited to the present federal law of the United States and the corporations laws of the State of Colorado. I express no opinion herein concerning any laws of any other jurisdiction and no opinion regarding statutes, administration decisions, rules, regulations or requirement of any country, municipality, subdivision or local authority of any jurisdiction.

The undersigned consents to the reference to his opinion as an exhibit to the original filing of the Form SB-2 Registration Statement filed with the Securities and Exchange Commission by the Company, including the First Amendment thereto. Further, the undersigned consents to the use of his name under the heading "Legal Matters" in the Registration Statement and the First Amendment.


Sincerely,


     /s/ L. Stephen Albright
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L. STEPHEN ALBRIGHT, ATTORNEY AT LAW